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                                                                   Exhibit 10.31


                               (EDDIE BAUER LOGO)



                           2004 BRIDGE INCENTIVE PLAN

                            SUMMARY PLAN DESCRIPTION
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PLAN PURPOSE

The 2004 Bridge Incentive Plan is designed to encourage and reward all eligible Eddie Bauer and Distribution Fulfillment Services (DFS) associates for their contribution to the Company's success. This Plan replaces any previous incentive plan for the Plan Year July 1, 2004 - December 31, 2004.

PERFORMANCE TARGETS

Incentive Payout will be determined based upon two weighted objectives for the period July 1, 2004 - December 31, 2004.

- Seventy percent (70%) will be on achievement of Eddie Bauer Earnings Before Interest and Taxes (EBIT) targets.

-     Thirty percent (30%) will be on achievement of Net Sales targets.

EBIT

Seventy percent of the Incentive Payout will be determined based upon Eddie Bauer's EBIT targets from July 1, 2004 - December 31, 2004, as defined by the CEO and the Creditors Committee.

 TARGETS                           PAYOUT PERCENTAGES
 -------                           ------------------
Threshold                                 50%
 Target                                   100%
 Maximum                                  150%

Incentive Payouts will begin when the EBIT target reaches 50% or greater to a maximum of 150%.

NET SALES

Thirty percent of the Incentive Payout will be determined based upon Eddie Bauer's Net Sales targets from July 1, 2004 - December 31,2004, as defined by the CEO and the Creditors Committee.

 TARGETS                           PAYOUT PERCENTAGES
 -------                           ------------------
Threshold                                 50%
 Target                                   100%
 Maximum                                  150%

Incentive payouts for the majority of departments will be based on the company Net Sales targets. Select departments will be based on divisional Net Sales targets. International Sales and Licensing will be based on royalties. Women's and Men's apparel and Field & Gear will be based on Operating Sales.

INCENTIVE TARGET

A participant's Incentive Target is defined by their position. Incentive Payouts are made when the plan reaches a 50% EBIT and/or Net Sales threshold. The Incentive Payout is not to exceed 150% or 1 1/2 times the Incentive Target.

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INCENTIVE PAYOUT POTENTIAL

Payout will be made on a continuum from 50% to 150% based upon actual performance achieved for each measurement.

As the 2004 Plan Year is six months in length, incentive payouts will be pro-rated. For example, an associate with a 3% Incentive Target making $38,000 per year with a 100% (Target) EBIT result and 100% (Target) Net Sales result is calculated as follows:

      - Salary calculation is Base Salary x 50% (for the short Plan Year) $38,000 x 50% = $19,000

      - Payout calculation is prorated Base Salary x Incentive Target x EBIT & Net Sales results $19,000 x 3% x 100% = $570

Associates will be eligible to receive a payout of the applicable portion of their incentive bonus if either of the measurements reaches the threshold. It is not necessary for both measures to be met to receive a payout. For example, using the associate example above with a 100% (Target) EBIT result and a 0% Net Sales result, the payout is $399, calculated as follows:

      - EBIT payout calculation is prorated salary x incentive target x EBIT x weight $19,000 x 3% x 100% x 70% = $399

            PLUS,

      - Net Sales payout calculation is prorated salary x incentive target x Net Sales x weight $19,000 x 3% x 0% x 30% = $0

ELIGIBILITY

Associates are eligible to participate in the 2004 incentive plan if they meet the following criteria:

ACTIVE ASSOCIATES:

      - Associates must be hired or promoted to an eligible position prior to October 1, 2004.

            - If hired or promoted to an eligible position between July 1, 2004 and September 30, 2004, they will be eligible to receive a prorated payout based upon their actual time in position.

            - If hired or promoted to an eligible position before July 1, 2004, the associate will be eligible to receive a full payout for this bonus plan year.

      - Associate's who were in different incentive level positions during the Plan Year will be eligible for a total payment using the payout calculation that will give credit for the time in each position and at each salary level.

      - Associates must be employed in Good Standing by Eddie Bauer or DFS, and have not provided notice of termination of employment on or prior to the payout date.


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SEPARATED ASSOCIATES:

      - Associates who retire, voluntarily separate or give notice of resignation prior to the payout date will not receive an incentive plan payment.

      - An associate who is Involuntarily Terminated (other than for Misconduct) after December 31, 2004 and prior to the payout date will be eligible to receive, an Incentive Payout. Incentive Payouts, if any, will be payable at the time they are made to other eligible associates.

ELIGIBLE INCOME

      - Incentive Payouts will be calculated using Base Salary as of the last day of the plan year (December 31, 2004), unless the Associate was in different incentive level positions during the Plan Year. They will be eligible for a total payment using the payout calculation that will give credit for the time in each position and at each salary level.

      - Incentive Payouts for hourly associates will be calculated using earnings during the plan year (July 1, 2004 - December 31, 2004) excluding any incentive or bonuses paid.

      - The incentive payment will be pro-rated for any approved unpaid leave of absence lasting more than twelve weeks.

PAYOUT

The Incentive Payout is determined after the close of the Plan Year when results are available to management. The payout will occur as soon as administratively feasible after the financial close of the year.

NOTICE REQUIREMENT PRIOR TO PAYOUT

Prior to making any payment under this Plan, the Company shall provide at least fifteen (15) days of prior notice to the Creditors' Committee and the United States Trustee. Such notice shall be in writing and shall set forth the name and title of each associate who is scheduled to receive any such payment, as well as the amount of such payment. If the Company receives a written notice of objection from either the Creditors' Committee or the United States Trustee at least five (5) days prior to the scheduled payment date, then the Company shall withhold any such payments objected to in the written notice of objection until such time as the parties resolve such objection(s).

AMENDMENT AND TERMINATION OF THE PLAN

The CEO may amend, modify or terminate this Plan, in whole or in part, at any time and from time to time, including, without limitation,; provided, however, that the Company shall provide the Creditors' Committee with five business days' prior written notice of any proposed termination, amendment or modification of the Plan, and such proposed termination or amendment or modification shall only take effect if the Creditors' Committee does not provide a Notice of Objection to the Company. A Notice of Objection need only state that the Creditors' Committee objects to the proposed termination, amendment or modification. In the event the Creditors' Committee provides the Company with a timely Notice of Objection, the Company may only implement the applicable termination, amendment or modification in the event that either (i) the Company and the Creditors' Committee consensually resolve the objection set forth in the Notice of Objection or (ii) the Company obtains separate United States Bankruptcy Court authorization to implement such proposed termination, amendment or modification.



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DEFINED TERMS

      "Base Salary" means an Associate's annual base salary.

      "Company" means Eddie Bauer, Inc.

      "CEO" means the Chief Executive Officer of the Company or if there is no Chief Executive Officer of the Company, the Interim Chief Executive Officer .

      "EBIT" means earnings before interest and taxes. Gross margin minus expenses minus interest.

      "Good Standing" means an associate of the Company who the CEO has determined is in Good Standing, in light of current and past performance. If an associate who is otherwise entitled to a payment under the Plan has not affirmatively been determined to be in Good Standing at the time a payment under the Plan is due to him or her, then the Company may delay such payment until such time as the associate has affirmatively been determined to be in Good Standing.

      "Incapacity" means an associate's inability to perform all of his or her duties by reason of illness, physical or mental disability, or other similar incapacity, which inability has continued or reasonably could be expected to continue for more than ninety (90) days. All determinations of Incapacity under the Plan shall be made in accordance with applicable federal and state law and shall be made by the Company.

      "Incentive Payout" means the amounts payable, if any, to a participant in accordance with this Plan.

      "Incentive Target" means the incentive potential of a participant in accordance with this Plan.

      "Involuntary Termination" means the termination of employment with the Company and the Significant Subsidiaries for reasons other than resignation, , retirement or Misconduct.

      "Involuntarily Terminated" means the Involuntary Termination of employment.

      "Misconduct" means: (i) a violation of the work rules of the employee's employer or willful breach of standard business conduct by the employee or the employee's intentional or willful failure to perform the duties and responsibilities of the employee's position, (ii) the willful engaging by the employee in any act or omission that is injurious to the business, reputation, character or community standing of the Company or its affiliates, (iii) the engaging by the employee in dishonest, fraudulent or unethical conduct, including, but not limited to, acts reported in the Independent Examiner Report or in other conduct involving moral turpitude to the extent that, in the reasonable judgment of the CEO, the employee's reputation and credibility no longer conform to the standards expected of the Company's employees, (iv) the employee's admission, confession, plea bargain to or conviction in a court of law of any crime or offense involving misuse or misappropriation of money or other property, fraud or moral turpitude, or a felony, or (v) a violation of any statutory or common


                                                                          Page 5
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      law duty to the Company or its affiliates, including, but not limited to, the duty of loyalty.

      "Net Sales" means sales less returns.

      "Notice of Objection" means a written notification by the Creditors' Committee, stating their objection to the termination of, or any amendment or modification to, the Plan.

      "Operating Sales" means sales before in-store catalog returns and return reserve.

      "Plan Year" means July 1, 2004 through December 31, 2004.



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